                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. 3)*


                          KIMBALL INTERNATIONAL, INC.
                               (Name of Issuer)


                      CLASS B COMMON STOCK $ .05 PAR VALUE
                        (Title of Class of Securities)


                                 494274 10 3
                               (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

     x Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP No. 494274 10 3                                               Page 2a of 6

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James C. Thyen
      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES               344,850
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                    1,826,366
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                      344,850

                          8 SHARED DISPOSITIVE POWER
                             1,826,366


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,171,216


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
            (X)


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            8.2%


12    TYPE OF REPORTING PERSON*
           IN

14   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
     SCHEDULE IS FILED:

           X Rule 13d-1(d)


      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 10 3                                               Page 2b of 6
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert F. Schneider
      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES                 9,757
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                    1,544,592
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                        9,757

                          8 SHARED DISPOSITIVE POWER
                             1,544,592


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,554,349


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.9%


12    TYPE OF REPORTING PERSON*
           IN

14   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
     SCHEDULE IS FILED:

           X Rule 13d-1(d)


      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 10 3                                               Page 2c of 6
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John H. Kahle
      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES                 7,200
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                    1,544,592
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                        7,200

                          8 SHARED DISPOSITIVE POWER
                             1,544,592


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,551,792


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.9%


12    TYPE OF REPORTING PERSON*
           IN

14   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
     SCHEDULE IS FILED:

           X Rule 13d-1(d)


      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 10 3                                               Page 2d of 6
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Randall L. Catt
      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES                 1,105
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                    1,544,592
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                        1,105

                          8 SHARED DISPOSITIVE POWER
                             1,544,592


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,545,697


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

            (X)

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.9%


12    TYPE OF REPORTING PERSON*
           IN

14   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
     SCHEDULE IS FILED:

           X Rule 13d-1(d)


      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 10 3                                               Page 2e of 6
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cheryl S. May
      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES                   -0-
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                    1,544,592
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                          -0-

                          8 SHARED DISPOSITIVE POWER
                             1,544,592


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,544,592


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.9%


12    TYPE OF REPORTING PERSON*
           IN

14   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
     SCHEDULE IS FILED:

           X Rule 13d-1(d)


      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 10 3                                               Page 2f of 6
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Julia A. Dutchess (Julia A. Dutchess replaces Kenneth L. Sendelweck as a member of the Kimball Retirement Fund Advisory Committee.)
      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES                 1,100
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                    1,544,592
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                        1,100

                          8 SHARED DISPOSITIVE POWER
                             1,544,592


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,545,692


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.9%


12    TYPE OF REPORTING PERSON*
           IN

14   CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
     SCHEDULE IS FILED:

           X Rule 13d-1(d)


      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 10 3                                                Page 3 of 6

Item 1(a)     Name of Issuer:

              Kimball International, Inc.


Item 1(b)     Address of Issuer's Principal Executive Offices:

              1600 Royal Street
              Jasper, IN 47549


Item 2(a)     Name of Persons Filing this Statement:

              James C. Thyen
              Robert F. Schneider
              John H. Kahle
              Randall L. Catt
              Cheryl S. May
              Julia A. Dutchess


Item 2(b)     Address or Principal Business Office or, if none, Residence:

              1600 Royal Street
              Jasper, IN 47549


Item 2(c)     Citizenship:

              Each of the persons filing this statement is a citizen of the United States.


Item 2(d)     Title of Class of Securities:

              Class B Common Stock, $.05 Par Value


Item 2(e)     CUSIP Number:

              494274 10 3


Item 3        Not Applicable

                                 SCHEDULE 13G

CUSIP No. 494274 10 3                                                Page 4 of 6

Item 4        Ownership (See Notes A,B,C,D and E)
                                             (i)         (ii)          (iii)        (iv)


                                            (A)         (A)(B)        (A)          (A)(B)
                                            Sole        Shared        Sole         Shared
                     (A)(B)                 Power       Power         Power to     Power to
                     Amount        (A)(B)   to Vote     to Vote       Dispose or   Dispose or
                     Benefi-       Percent  or          or            Direct the   Direct the
                     cially        of       Direct      Direct        Disposi-     Disposi-
                     Owned         Class    the Vote    the Vote      tion of      tion of
                     ---------     -----    --------    ---------     -------      ---------
James C. Thyen (C)   2,171,216      8.2%      344,850   1,826,366      344,850     1,826,366
Robert F. Schneider  1,554,349      5.9%        9,757   1,544,592        9,757     1,544,592
John H. Kahle        1,551,792      5.9%        7,200   1,544,592        7,200     1,544,592
Randall L. Catt (C)  1,545,697      5.9%        1,105   1,544,592        1,105     1,544,592
Cheryl S. May        1,544,592      5.9%            0   1,544,592            0     1,544,592
Julia A. Dutchess    1,545,692      5.9%        1,100   1,544,592        1,100     1,544,592


Note A.  Includes shares of Class A Common Stock of Kimball International, Inc. which pursuant to charter provision is convertible into Class B Common Stock on a share-
         for-share basis at any time.

Note B.  Includes 1,544,592 shares held in an employee retirement trust for which the reporting person serves as a member of the Advisory Committee.  Also includes in the totals for James C. Thyen shareholdings of trusts for the benefit of his father's estate and two charitable foundations.

Note C.  Does not include shares which may be deemed to be beneficially owned by the reporting person's wife as follows; 27,550 shares as to James C. Thyen and 6,417 shares as to
         Randall L. Catt.

Note D.  The persons filing this statement disclaim that they or any two of them constitute a
         Group within the meaning of Rule 13d-5(b)(1).

Note E.  Each of the reporting persons disclaims beneficial ownership of any shares listed above of which we would not, but for Rule 13d-3 under the Securities Exchange Act of 1934, be deemed to be the beneficial owner.

Item 5.  Not applicable.

Item 6.  Ownership of more than five percent on behalf of another person.

         See Note B to Item 4 above.

Item 7.  Not Applicable

Item 8.  Not Applicable

Item 9.  Not Applicable

Item 10. Not Applicable

                                 SCHEDULE 13G

                                  SIGNATURE

CUSIP No. 494274 10 3                                                Page 5 of 6

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




January 28, 2000



James C. Thyen
JAMES C. THYEN




Exhibits

Attached hereto as Exhibit A are agreements from each of the persons filing this statement, other than the above signature, that this statement is filed on behalf of each of them.


Attention:  Intentional mis-statements or omissions of fact constitute Federal
            Criminal Violations (See 18 U.S.C. 1001).

                                                                 Exhibit A

                                  SIGNATURE

CUSIP No. 494274 10 3                                                Page 6 of 6

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The undersigned hereby agree that Schedule 13G, to which this instrument is an exhibit, is filed on behalf of each of the undersigned.


January 28, 2000



Robert F. Schneider
ROBERT F. SCHNEIDER


January 28, 2000



John H. Kahle
JOHN H. KAHLE


January 28, 2000



Randall L. Catt
RANDALL L. CATT


January 28, 2000



Cheryl S. May
CHERYL S. MAY


January 28, 2000



Julia A. Dutchess
JULIA A. DUTCHESS